FOR IMMEDIATE RELEASE
October 15, 2004


RMS TITANIC, INC. ANNOUNCES NAME CHANGE AND HOLDING COMPANY FORMATION

ATLANTA, Georgia - - RMS Titanic, Inc. (OTCBB: SOST) announced today that it has completed the formation of its new holding company Premier Exhibitions, Inc. The stock of Premier Exhibitions, Inc. will be quoted on the OTC Bulletin Board beginning Monday, October 18, 2004 under the new symbol "PXHB". RMS Titanic stock will cease quotation as of the close of business today.

This tax free reorganization was structured in a manner that did not require action by RMS Titanic Inc.'s shareholders under Florida law, whose rights, privileges and interests will remain the same with respect to Premier Exhibitions, Inc. Outstanding stock certificates of RMS Titanic will be exchanged for new certificates of Premier Common Stock, on a one-for-one basis; however, the articles of incorporation, by-laws, officers, and directors of the company did not change as a result of the holding company formation.

The purpose of the holding company formation is to create an organizational framework that tends to be more flexible and conducive to future expansion. As a result of the new framework, Premier Exhibitions, Inc. will continue the company's overall business of developing and touring museum quality exhibitions throughout the world, while RMS Titanic, Inc. will be limited solely to touring the company's Titanic exhibitions. RMS Titanic, Inc. continues to be the only company ever permitted by law to recover objects from the wreck of the Titanic, and likewise continues to maintain its salvor-in-possession rights to the wreck of the Titanic, which were granted to it by a United States Federal Court in 1994.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release is forward-looking and involves a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2004, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets, including terrorist attacks, competition from others, the amount capital the Company receives from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. We disclaim any obligation to update these forward- looking statements.

FOR ADDITIONAL INFORMATION:
Company Contact:      Gerald Couture, Chief Financial Officer, (404) 842-2600

Investor Relations:   Investor Awareness Inc:  Tony Schor, (847) 945-2222,
                      info@investorawareness.com

Media Relations:      North Coast Advisors Inc.:  Dan Luther, (585) 218-7372,
                      dluther@ncainc.com



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